Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:	Jamie Fulmer- (864) 342-5633
Director of Investor Relations
jfulmer@advanceamerica.net

Advance America Announces First Quarter Earnings of $0.28 per Share

SPARTANBURG, S.C., May 2, 2007— Advance America, Cash Advance Centers, Inc. (NYSE: AEA) today reported the results of its operations for the first quarter ended March 31, 2007.

During the first quarter of 2007 total revenues increased 10.5% to $168.1 million, compared to $152.2 million for the same period in 2006. This represents the Company’s ninth consecutive quarter of year-over-year revenue growth as a public company.

For the quarter ended March 31, 2007, total revenues for the centers opened prior to January 1, 2006 increased 7.6% (excluding centers closed).

The provision for doubtful accounts and agency bank losses as a percent of total revenues for the quarter ended March 31, 2007 was 9.4% compared to 7.8% for the same period in 2006.

Center gross profit for the quarter ended March 31, 2007 increased 11.3%, from $50.1 million during the same period in 2006 to $55.8 million in 2007. Net income for the quarter ended March 31, 2007 was $22.3 million, compared to net income of $20.4 million for the same period in 2006.

Diluted earnings per share were $0.28 for the quarter ended March 31, 2007 compared to $0.25 for the same period in 2006.

Commenting on the first quarter 2007 results, Advance America’s President and Chief Executive Officer Ken Compton said, “We believe the solid operating results of the first quarter reflect the overall strength of our Company and our ongoing commitment to provide shareholders with consistent bottom-line return. During the first quarter, consumers continued to exhibit strong demand for our core product, the payday advance; in addition, our Company remained focused on executing our long-term strategy of continuing to expand our geographic footprint and offering products and services that help hard working, middle-income Americans meet their financial obligations.”

The Company opened 39 new centers during the three months ended March 31, 2007, compared to 42 during the same period in 2006. The Company also expanded into Utah, its 37th state. As of March 31, 2007, the Company’s national operating network had expanded to 2,871 centers.

The Company’s Board of Directors approved a regular quarterly dividend of $0.125 per share. The dividend will be payable on June 8, 2007 to shareholders of record as of May 29, 2007.

The Company will discuss these results during a conference call on Thursday, May 3rd, at 9:00 a.m. (EDT). To listen to this call, please dial the conference telephone number (800) 395-0708. This call will also be webcast live and can be accessed at Advance America’s website www.advanceamericacash.com. An audio replay of the call will be available online or by telephone (888) 203-1112 (replay passcode: 4520221) until the close of business on May 10, 2007.

About Advance America

Founded in 1997, Advance America, Cash Advance Centers, Inc. is the country’s leading provider of payday cash advance services with approximately 2,900 centers in 37 states.  The Company offers convenient, less-costly credit options to consumers whose needs are not met by traditional financial institutions.  The Company is a founding member of the Community Financial Services Association of America (CFSA), whose mission is to promote laws that provide substantive consumer protections and to encourage responsible industry practices.

Forward-Looking Statements and Information:

Certain statements contained in this release may constitute “forward- looking statements” within the meaning of federal securities laws. All statements in this release other than those relating to our historical information or current condition are forward-looking statements. For example, any statements regarding our future financial performance, our business strategy, and expected developments in our industry are forward-looking statements. Although we believe that the current views and expectations reflected in these forward-looking statements are reasonable, those views and expectations and the related statements are inherently subject to risks, uncertainties, and other factors, many of which are not under our control and may not even be predictable. Therefore, actual results could differ materially from our expectations as of today and any future results, performance, or achievements expressed directly or impliedly by the forward- looking statements. For a more detailed discussion of some of the factors that may cause our actual results to differ from our current expectations, please refer to the “Risk Factors” section of our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, a copy of which is available from the Securities and Exchange Commission, upon request from us, or by going to our website: www.advanceamericacash.com.

Interim Unaudited Consolidated Statements of Income

Three Months Ended March 31, 2006 and 2007

(in thousands, except per share data)

	Three Months Ended
	March 31,
	2006	2007

Revenues:
Fees and interest charged to customers	$143,092	$168,083
Marketing, processing and servicing fees	9,077	—
Total revenues	152,169	168,083

Provision for doubtful accounts and agency bank losses	(11,876)	(15,815)
Net revenues	140,293	152,268

Center Expenses:
Salaries and related payroll costs	46,547	49,197
Occupancy costs	21,048	23,533
Center depreciation expense	3,953	4,269
Advertising expense	3,319	5,309
Other center expenses	15,290	14,158
Total center expenses	90,157	96,466
Center gross profit	50,136	55,802

Corporate and Other Expenses (Income):
General & administrative expenses	13,011	13,279
Corporate depreciation expense	961	818
Interest expense	907	2,313
Interest income	(176)	(76)
Loss on disposal of property and equipment	208	252
Loss on impairment of assets	—	314
Income before income taxes	35,225	38,902
Income tax expense	14,313	16,343
Income before income of consolidated variable interest entity	20,912	22,559
Income of consolidated variable interest entity	(485)	(243)
Net income	$20,427	$22,316

Net income per common share - basic	$0.25	$0.28
Weighted average number of shares outstanding - basic	81,827	79,117

Net income per common share - diluted	$0.25	$0.28
Weighted average number of shares outstanding - diluted	81,827	79,167

Consolidated Balance Sheets

December 31, 2006 and March 31, 2007

(in thousands, except per share data)

	December 31,	March 31,
	2006	2007

Assets
Current assets
Cash and cash equivalents	$67,245	$26,021
Advances and fees receivable, net	237,725	186,962
Deferred income taxes	11,798	9,415
Other current assets	11,664	13,722
Total current assets	328,432	236,120
Restricted cash	5,446	5,465
Property and equipment, net	63,198	61,013
Goodwill	122,627	122,627
Other assets	5,389	5,102
Total assets	$525,092	$430,327

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$21,164	$16,799
Accrued liabilities	31,737	21,376
Income taxes payable	14,983	229
Current portion of long-term debt	537	546
Total current liabilities	68,421	38,950
Revolving credit facility	104,835	27,948
Long-term debt	5,678	5,545
Deferred income taxes	13,564	14,235
Other liabilities	157	192
Total liabilities	192,655	86,870

Non-controlling interest in variable interest entity	32,540	30,571

Commitments and contingencies
Stockholders’ equity
Preferred stock, par value $.01 per share, 25,000 shares authorized; no shares issued and outstanding	—	—
Common stock, par value $.01 per share, 250,000 shares authorized; 96,821 shares issued and 79,534 shares outstanding at December 31, 2006; 96,821 shares issued and 79,543 shares outstanding at March 31, 2007	968	968
Paid in capital	285,382	286,030
Retained earnings	118,258	130,631
Common stock in treasury (17,287 shares at cost at December 31, 2006;
17,278 shares at cost at March 31, 2007)	(104,711)	(104,743)
Total stockholders’ equity	299,897	312,886
Total liabilities and stockholders’ equity	$525,092	$430,327